Exhibit 99.10

Consent of Executive Officer Designee

xpedx Holding Company

6400 Poplar Avenue

Memphis, TN 38197

In connection with the Registration Statement on Form S-1 (the “Registration Statement”) of xpedx Holding Company (the “Company”), the undersigned hereby consents to being named and described as an executive officer designee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, and any amendment to such Registration Statement, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

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IN WITNESS WHEREOF, the undersigned has executed this consent as of February 13, 2014.

By:	/s/ Elizabeth Patrick
Elizabeth Patrick

[Signature Page to Consent]